Exhibit 10.12

Execution Version

PERFORMANCE UNDERTAKING

THIS PERFORMANCE UNDERTAKING (this “Undertaking”), dated as of February 1, 2011, is executed by NBCUNIVERSAL MEDIA, LLC, a Delaware limited liability company (“Performance Guarantor”) in favor of GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (together with its successors and assigns, “Recipient”).

RECITALS

1. Reference is herein made to that certain Receivables Purchase Agreement (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), dated as of February 1, 2011, among the sellers from time to time party thereto (“Sellers” and each a “Seller”), [NBC Universal Media, LLC], as agent to the Sellers (“Seller Agent”), the Performance Guarantor and the Recipient. Capitalized terms used herein and not defined herein shall have the respective meanings assigned thereto in the Agreement.

2. Pursuant to the Agreement and subject to the terms and conditions contained therein, Sellers are selling their respective right, title and interest in certain Debts to Recipient.

3. Performance Guarantor owns one hundred percent (100%) of the capital stock of, or membership interests or other equity interests in, each of the Sellers and each of the Sellers and Performance Guarantor, is expected to receive substantial direct and indirect benefits from Sellers’ sales of receivables to Recipient pursuant to the Agreement (which benefits are hereby acknowledged).

4. As an inducement for Recipient to acquire Sellers’ accounts receivable pursuant to the Agreement, Performance Guarantor has agreed to guaranty the due and punctual performance by Sellers of their respective obligations under the Agreement.

5. Performance Guarantor wishes to guaranty the due and punctual performance by Sellers of their respective obligations to Recipient under or in respect of the Agreement, as provided herein.

AGREEMENT

NOW, THEREFORE, Performance Guarantor hereby agrees as follows:

Section 1. Guaranteed Obligations. As used herein, the term “Guaranteed Obligations” shall mean: (1) all covenants, agreements, terms, conditions and indemnities to be performed and observed by any Seller under and pursuant to the Agreement and each other document executed and delivered by any Seller pursuant to the Agreement, including, without limitation, the due and punctual payment of all sums which are or may become due and owing by any Seller under the Agreement, which shall include, but not be limited to: (a) Dilution Adjustment Amounts, (b) any Repurchase Price amounts, (c) fees and expenses (including counsel fees), (d) indemnified amounts, and (e) fees and obligations due upon any termination or for any other reason and (2) all obligations of any Seller as a sub-servicer of the Debts purchased under the Agreement.

Section 2. Guaranty of Performance of Guaranteed Obligations. Performance Guarantor hereby guarantees to Recipient, the full and punctual payment and performance by each Seller of its Guaranteed Obligations. This Undertaking is an absolute, unconditional and continuing guaranty of the full and punctual performance of all Guaranteed Obligations of each Seller under the Agreement and each other document executed and delivered by any Seller pursuant to the Agreement and is in no way conditioned upon any requirement that Recipient first attempt to collect any amounts owing by any Seller to Recipient or resort to any collateral security, any balance of any deposit account or credit on the books of Recipient in favor of any Seller or any other Person or other means of obtaining payment. Should any Seller default in the payment or performance of any of its Guaranteed Obligations, Recipient (or its assigns) may cause the immediate performance by Performance Guarantor of the Guaranteed Obligations and cause any payment Guaranteed Obligations to become forthwith due and payable to Recipient (or its assigns), without demand or notice of any nature (other than as expressly provided herein), all of which are hereby expressly waived by Performance Guarantor. Notwithstanding anything to the contrary contained in this Undertaking, the obligations of Performance Guarantor hereunder in respect of Recipient are expressly limited to the Guaranteed Obligations. It is expressly acknowledged and agreed that the Guaranteed Obligations do not include the payment of any amounts to the extent they constitute recourse with respect to any Debt or otherwise by reason of the bankruptcy or insolvency, or the financial or credit condition or financial default, of the related Debtor. The obligations of Performance Guarantor hereunder shall rank pari passu with senior unsecured debt of Performance Guarantor.

Section 3. Performance Guarantor’s Further Agreements to Pay. Performance Guarantor further agrees, as the principal obligor and not as a guarantor only, to pay to Recipient (and its assigns), forthwith upon demand in funds immediately available to Recipient, all reasonable costs and expenses (including court costs and reasonable legal expenses) incurred or expended by Recipient in connection with negotiating, preparing and enforcing the Guaranteed Obligations and negotiating, preparing and enforcing this Undertaking, together with interest on amounts recoverable under this Undertaking from the time when such amounts become due until payment, at a rate of interest (computed for the actual number of days elapsed based on a 360 day year) equal to the Applicable Rate plus two percent (2%) per annum, such rate of interest changing when and as the Applicable Rate changes, but such amount shall not additionally accrue if the Guaranteed Obligation accrues interest on amounts not paid.

Section 4. Waivers by Performance Guarantor. Performance Guarantor waives notice of acceptance of this Undertaking, notice of any action taken or omitted by Recipient (or its assigns) in reliance on this Undertaking, and any requirement that Recipient (or its assigns) be diligent or prompt in making demands under this Undertaking, giving notice of any Termination Event or other default or omission by any Seller or Seller Agent or asserting any other rights of Recipient under this Undertaking. Performance Guarantor warrants that it has adequate means to obtain from each Seller and Seller Agent, on a continuing basis, information concerning the financial condition of such Seller or Seller Agent, and that it is not relying on Recipient to provide such information, now or in the future. Performance Guarantor also irrevocably waives all defenses (1) that at any time may be available in respect of the Guaranteed Obligations by virtue of any statute of limitations, valuation, stay, moratorium law or other similar law now or hereafter in effect or (2) that arise under the law of suretyship, including impairment of collateral. Recipient (and its assigns) shall be at liberty, without giving notice to or obtaining the assent of Performance Guarantor and without relieving Performance Guarantor of any liability under this Undertaking, to deal with each Seller, Seller Agent and with each other party who now is or after the date hereof becomes liable in any manner for any of the Guaranteed Obligations, in such manner as Recipient in its sole discretion deems fit, and to this end Performance Guarantor agrees that the validity and enforceability of this Undertaking, including without limitation, the provisions of Section 7 hereof, shall not be impaired or affected by any of the following: (a) any extension, modification or renewal of, or indulgence with respect to, or substitutions for, the Guaranteed Obligations or any part thereof or any agreement relating thereto at any time; (b) any failure or omission to enforce any right, power or remedy with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or any collateral securing the Guaranteed Obligations or any part thereof; (c) any waiver of any right, power or remedy or of any Termination Event or default with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto; (d) any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any other obligation of any person or entity with respect to the Guaranteed Obligations or any part thereof; (e) the enforceability or validity of the Guaranteed Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to the Guaranteed Obligations or any part thereof; (f) the application of payments received from any source to the payment of any payment obligations of any Seller or Seller Agent which payment obligations are not related to the Guaranteed Obligations even though Recipient (or its assigns) might lawfully have elected to apply such payments to any part or all of the payment obligations of such Seller or Seller Agent or to amounts which are not covered by this Undertaking; (g) the existence of any claim, setoff or other rights which Performance Guarantor may have at any time against any Seller or Seller Agent in connection herewith or any unrelated transaction; (h) any assignment or transfer of the Guaranteed Obligations or any part thereof made in accordance with the terms of the Agreement; or (i) any failure on the part of any Seller or Seller Agent to perform or comply with any term of the Agreement or any other document executed in connection therewith or delivered thereunder, all whether or not Performance Guarantor shall have had notice or knowledge of any act or omission referred to in the foregoing clauses (a) through (i) of this Section 4.

Section 5. Unenforceability of Guaranteed Obligations Against Sellers. Notwithstanding (a) any change of ownership of any Seller or the insolvency, bankruptcy or any other change in the legal status of any Seller; (b) the change in or the imposition of any law, decree, regulation or other governmental act which does or might impair, delay or in any way affect the validity, enforceability or the payment when due of the Guaranteed Obligations; (c) the failure of any Seller, Seller Agent or Performance Guarantor to maintain in full force, validity or effect or to obtain or renew when required all governmental and other approvals, licenses or consents required in connection with the Guaranteed Obligations or this Undertaking, or to take any other action required in connection with the performance of all obligations pursuant to the Guaranteed Obligations or this Undertaking; or (d) if any of the moneys included in the Guaranteed Obligations have become irrecoverable from any Seller for any other reason other than final payment in full of the payment obligations in accordance with their terms, this Undertaking shall nevertheless be binding on Performance Guarantor. This Undertaking shall be in addition to any other guaranty or other security for the Guaranteed Obligations, and it shall not be rendered unenforceable by the invalidity of any such other guaranty or security. In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Seller or for any other reason, all such amounts then due and owing with respect to the Guaranteed Obligations under the terms of the Agreement, or any other agreement evidencing, securing or otherwise executed in connection with the Guaranteed Obligations, shall be immediately due and payable by Performance Guarantor.

Section 6. Representations and Warranties. Performance Guarantor hereby represents and warrants to Recipient that:

(a) Existence and Standing. Performance Guarantor is a [limited liability company] duly organized, validly existing and in good standing under the laws of its state of [organization]. Performance Guarantor is duly qualified to do business and is in good standing as a foreign [limited liability company], and has and holds all [limited liability company] power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted except where the failure to so qualify or so hold could not reasonably be expected to have a Material Adverse Effect.

(b) Authorization, Execution and Delivery; Binding Effect. The execution and delivery by Performance Guarantor of this Undertaking, and the performance of its obligations hereunder, are within its [limited liability company] powers and authority and have been duly authorized by all necessary [limited liability company] action on its part. This Undertaking has been duly executed and delivered by Performance Guarantor. This Undertaking constitutes the legal, valid and binding obligation of Performance Guarantor enforceable against Performance Guarantor in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(c) No Conflict; Government Consent. The execution and delivery by Performance Guarantor of this Undertaking, and the performance of its obligations hereunder do not contravene or violate (1) its certificate or articles of [organization] or [operating agreement], (2) any law, rule or regulation applicable to it, (3) any restrictions under any agreement, contract or instrument to which it is a party or by which it or any of its property is bound, or (4) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any adverse claim on assets of Performance Guarantor or its subsidiaries (except as created hereunder) except, in any case, where such contravention or violation could not reasonably be expected to have a Material Adverse Effect.

Section 7. Subrogation; Subordination. Notwithstanding anything to the contrary contained herein, until the Guaranteed Obligations are paid in full Performance Guarantor: (a) will not enforce or otherwise exercise any right of subrogation to any of the rights of Recipient against any Seller, (b) hereby waives all rights of subrogation (whether contractual, under Section 509 of the United States Bankruptcy Code, at law or in equity or otherwise) to the claims of Recipient against any Seller and all contractual, statutory or legal or equitable rights of contribution, reimbursement, indemnification and similar rights and “claims” (as that term is defined in the United States Bankruptcy Code) which Performance Guarantor might now have or hereafter acquire against any Seller that arise from the existence or performance of Performance Guarantor’s obligations hereunder, and (c) will not claim any setoff, recoupment or counterclaim against any Seller in respect of any liability of Performance Guarantor to such Seller. The payment of any amounts due with respect to any indebtedness of any Seller now or hereafter owed to Performance Guarantor is hereby subordinated to the prior payment in full of all of the Guaranteed Obligations. Performance Guarantor agrees that, after the occurrence of any default in the payment or performance of any of the Guaranteed Obligations, Performance Guarantor will not demand, sue for or otherwise attempt to collect any such indebtedness of any Seller to Performance Guarantor until all of the Guaranteed Obligations shall have been paid and performed in full. If, notwithstanding the foregoing sentence, Performance Guarantor shall collect, enforce or receive any amounts in respect of such indebtedness while any obligations are still unperformed or outstanding, such amounts shall be collected, enforced and received by Performance Guarantor as trustee for Recipient (and its assigns) and be paid over to Recipient (or its assigns) on account of the Guaranteed Obligations without affecting in any manner the liability of Performance Guarantor under the other provisions of this Undertaking. The provisions of this Section 7 shall be supplemental to and not in derogation of any rights and remedies of Recipient under any separate subordination agreement which Recipient may at any time and from time to time enter into with Performance Guarantor.

Section 8. Termination of Performance Undertaking. Performance Guarantor’s obligations hereunder shall continue in full force and effect until all Outstanding Balances of all Purchased Debts are finally paid and satisfied in full and the Agreement is terminated, provided that, this Undertaking shall continue to be effective or shall be reinstated, as the case may be, if at any time payment or other satisfaction of any of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the bankruptcy, insolvency, or reorganization of any Seller or otherwise, as though such payment had not been made or other satisfaction occurred, whether or not Recipient (or its assigns) is in possession of this Undertaking. No invalidity, irregularity or unenforceability by reason of the federal bankruptcy code or any insolvency or other similar law, or any law or order of any government or agency thereof purporting to reduce, amend or otherwise affect the Guaranteed Obligations shall impair, affect, be a defense to or claim against the obligations of Performance Guarantor under this Undertaking.

Section 9. Effect of Bankruptcy. This Performance Undertaking shall survive the insolvency of any Seller and the commencement of any case or proceeding by or against any Seller under the federal bankruptcy code or other federal, state or other applicable bankruptcy, insolvency or reorganization statutes. No automatic stay under the federal bankruptcy code with respect to any Seller or other federal, state or other applicable bankruptcy, insolvency or reorganization statutes to which any Seller is subject shall postpone the obligations of Performance Guarantor under this Undertaking.

Section 10. Setoff. Regardless of the other means of obtaining payment of any of the Guaranteed Obligations, Recipient (and its affiliates and assigns) is hereby authorized at any time and from time to time, without notice to Performance Guarantor (any such notice being expressly waived by Performance Guarantor) and to the fullest extent permitted by law, to set off and apply any deposits and other sums against the obligations of Performance Guarantor under this Undertaking, whether or not Recipient (or any such affiliate or assign) shall have made any demand under this Undertaking and although such obligations may be contingent or unmatured.

Section 11. Taxes. All payments to be made by Performance Guarantor hereunder shall be made free and clear of any deduction or withholding. If Performance Guarantor is required by law to make any deduction or withholding on account of tax or otherwise from any such payment, the sum due from it in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, Recipient receive a net sum equal to the sum which they would have received had no deduction or withholding been made.

Section 12. Further Assurances. Performance Guarantor also agrees to do all such things and execute all such documents as Recipient (or its assigns) may reasonably consider necessary or desirable to give full effect to this Undertaking and any permitted assignment of this Undertaking.

Section 13. Successors and Assigns. This Performance Undertaking shall be binding upon Performance Guarantor, its successors and permitted assigns, and shall inure to the benefit of and be enforceable by Recipient and its successors and assigns. Performance Guarantor may not assign or transfer any of its obligations hereunder without the prior written consent of Recipient. Without limiting the generality of the foregoing sentence, Recipient may assign or otherwise transfer the Agreement (in accordance with the provisions of the Agreement), any other documents executed in connection therewith or delivered thereunder or any other agreement or note held by Recipient evidencing, securing or otherwise executed in connection with the Guaranteed Obligations, or sell participations in any interest therein, to any other entity or other person, and such other entity or other person shall thereupon become vested, to the extent set forth in the agreement evidencing such assignment, transfer or participation, with all the rights in respect thereof granted to such assignees, transferees, participants or successors herein.

Section 14. Amendments and Waivers. No amendment or waiver of any provision of this Undertaking nor consent to any departure by Performance Guarantor therefrom shall be effective unless the same shall be in writing and signed by Recipient and Performance Guarantor. No failure on the part of Recipient to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

Section 15. Notices. All notices and other communications provided for hereunder shall be made in writing and shall be addressed as follows: if to Performance Guarantor, at the address set forth beneath its signature hereto, and if to Recipient, by mail at the following address: General Electric Capital Corporation, Attention: NBCU Account Manager, Working Capital Solutions—The Americas, 401 Merritt 7, Norwalk, Connecticut 06851 or by facsimile transmission at: (203) 956-4088, or at such other addresses or facsimile numbers as each of Performance Guarantor or any Recipient may designate in writing to the other. Each such notice or other communication shall be effective (a) if given by telecopy, upon the receipt thereof, (b) if given by mail, three (3) Business Days after the time such communication is deposited in the mail with first class postage prepaid or (c) if given by any other means, when received at the address specified in this Section 15.

Section 16. GOVERNING LAW. THIS UNDERTAKING SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICT OF LAWS) OF THE STATE OF NEW YORK.

Section 17. CONSENT TO JURISDICTION. EACH OF THE PERFORMANCE GUARANTOR AND RECIPIENT HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS UNDERTAKING, THE AGREEMENT OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION THEREWITH OR DELIVERED THEREUNDER AND EACH OF THE PERFORMANCE GUARANTOR AND RECIPIENT HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.

Section 18. Miscellaneous. This Undertaking constitutes the entire agreement of Performance Guarantor with respect to the matters set forth herein. The rights and remedies herein provided are cumulative and not exclusive of any remedies provided by law or any other agreement, and this Undertaking shall be in addition to any other guaranty of or collateral security for any of the Guaranteed Obligations. The provisions of this Undertaking are severable, and in any action or proceeding involving any state corporate law, or any state or federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of Performance Guarantor hereunder would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of Performance Guarantor’s liability under this Undertaking, then, notwithstanding any other provision of this Undertaking to the contrary, the amount of such liability shall, without any further action by Performance Guarantor or Recipient, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding. Any provisions of this Undertaking which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Unless otherwise specified, references herein to “Section” shall mean a reference to sections of this Undertaking.

[signature appears on the following page]

IN WITNESS WHEREOF, Performance Guarantor has caused this Undertaking to be executed and delivered as of the date first above written.

NBCUNIVERSAL MEDIA, LLC

By:	/s/ Lynn Calpeter
Name:	Lynn Calpeter
Title:	Executive Vice President and Chief Financial Officer

Address for Notices:

30 Rockefeller Plaza New York, New York 10112
Attention:	Jonathan Zucker James F. Leddy Jaqueline J. Loomans-Thuecks
Facsimile:	(212) 664-4878

with a copy to:

Marc Van Oosterhout Hagedoornplein 2 Amsterdam 1031BV NL
Facsimile:	+3-184-868-3353

Performance Undertaking